                               SECOND AMENDMENT
                                      TO
                             TERMINATION AGREEMENT


     THIS SECOND AMENDMENT to the Termination Agreement between TRANSCO ENERGY COMPANY, a Delaware corporation (the "Company") and JOHN P. DesBARRES (the "Employee") dated as of October 31, 1991, as amended (the "Termination Agreement") made and entered into effective as of December 11, 1994

                             W I T N E S S E T H:
                             - - - - - - - - - -

     THAT WHEREAS, the Employee and the Company desire to amend the Termination Agreement on the terms and conditions set forth below;

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, the Termination Agreement is hereby amended as follows:

     1. Paragraph 4(iii)(C) of the Termination Agreement is hereby amended by deleting the words "prior to 1994" in the final parenthetical phrase thereof.

     2. Paragraph 4(iii) of the Termination Agreement is amended by adding at the end thereof the following additional paragraphs:

          (H) the amendment, modification or repeal of any provision of the Articles of Incorporation or Bylaws of the Company that was in effect immediately prior to such Change in Control, if such amendment, modification or repeal would materially adversely affect

     Employee's rights to indemnification by the Company; or

          (I) the Company shall violate or breach any obligation of the Company in effect immediately prior to such Change in Control, regardless whether such obligation be set forth in the Bylaws of the Company and/or in a separate agreement entered into between the Company and Employee, to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company.


     3. Paragraph 5(iii)(E) of the Termination Agreement is amended to read in its entirety as follows:

     an amount equal to the sum of (i) the product of (x) the sum of (I) the Employment Period (expressed in years and fractional parts thereof in calendar months, rounded up to the next full month) and (II) the number of full months in the current plan year which have elapsed on the Date of Termination divided by 12 and (y) the employer-derived benefits allocated to Employee under the Company's qualified and nonqualified individual account balance plans, programs, or arrangements (collectively, the "DC Plans"), including, without limitation, the Thrift Plan, Tran$tock and Benefits Restoration Plan (or any successor DC Plans in effect on the Date of Termination or new DC Plans established or adopted after the Date of Termination), for the plan year ending immediately prior to or with the Date of Termination, determined, if necessary, on the assumptions that Employee was a participant in each such DC Plan for the entire period of such prior plan year, was eligible for the maximum matching contributions and otherwise participated to the maximum extent permitted under each such DC Plan, and (ii) the amount of any employer-derived benefits allocated to Employee under such DC Plans that are forfeited by Employee upon the Date of Termination pursuant to the terms of such DC Plans;

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

     4. Clause (ii) of paragraph 5(iii)(F) of the Termination Agreement (as amended by the First Amendment to the Termination Agreement) is hereby amended by inserting after the phrase "set forth in the Retirement Plan" and before the phrase "or, if none are set forth" the following additional language: "and in effect as of the Change in Control (or, if more favorable to Employee, at any time thereafter)".

     5. Paragraph 6 of the Termination Agreement is amended to read in its entirety as follows:

     The Company and the Employee hereby agree that notwithstanding the terms of any award agreement to the contrary, immediately upon a Change of Control all Options, SARs, Restricted Stock (but not Restricted Stock Units or contingent shares), and other awards (except Performance Units) (collectively, "Awards") granted to Employee pursuant to the Transco Energy Company 1983 Incentive Plan, the Transco Energy Company 1991 Incentive Plan, or any successor or similar incentive award plan that are outstanding and not fully vested, earned and/or payable pursuant to the terms of the applicable aware agreement or plan will vest in full and be immediately exercisable by and/or payable to Employee, and any other restrictions on such awards, including, without limitation, requirements concerning the achievement of specific goals shall terminate; provided, however, that any such Awards that on the date of the Change of Control have been held for less than six months by Employee shall vest in full, be earned and/or payable, as the case may be, as of the date that they would have been held for six months and any other restrictions on such Awards shall lapse as of such date. This Section 6 shall be deemed to be an amendment to each award agreement now existing or hereafter entered into between the Company and Employee with respect to such plans, but a

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

     provision in this Section 10 shall be given effect only to the extent such provision is not contrary to or prohibited by the terms of the applicable plan.

     6. Paragraph 8 of the Termination Agreement is amended by deleting subparagraphs (i) and (ii) and the reference to "(iii)" and changing the heading of such paragraph 8 to "Disputes and Expenses."

     7. Except as specifically provided above, the Termination Agreement shall remain in effect in accordance with its terms as in effect immediately before the effectiveness of this Amendment.

     IN WITNESS WHEREOF, the Company and Employee have entered into this Amendment as of the day and year first above written.

                                            TRANSCO ENERGY COMPANY



                                       By: /s/ David E. Varner
                                           ------------------------
                                           Name: David E. Varner
                                           Title: Senior Vice President,
                                                  General Counsel and Secretary

                                          /s/ John P. DesBarres
                                       ----------------------------
                                           John P. DesBarres



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